UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐    Fee paid previously with preliminary materials
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AMERESCO, INC.
SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 23, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2024

This proxy statement supplement (this “Supplement”), dated May 8, 2024, supplements and clarifies the definitive proxy statement filed by Ameresco, Inc. (the “Company”) on April 23, 2024 (the “Proxy Statement”). The Company is supplementing the Proxy Statement to clarify the voting standards for Proposal Three “Approval of an Amendment to our 2017 Employee Stock Purchase Plan” described in the Proxy Statement (“Proposal 3”).

The “Information about the proxy process and voting” under the heading “Required Votes” with respect to Proposal 3 on page 2 of the Proxy Statement is accordingly amended and restated as follows:

Approval of an amendment to our 2017 Employee Stock Purchase Plan (Proposal 3): The affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required to approve the amendment to the 2017 Employee Stock Purchase Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
This supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information herein, this supplement does not modify any other information in the Proxy Statement or the proxy card as originally filed. Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the Proxy Statement. Please see “Information about the proxy process and voting” under the heading “Can I change my vote after submitting my proxy?” on page 3 of the Proxy Statement. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.